EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                                  1999       1998
                                                --------   -------
Basic income per common share:
  Net Income                                    $  640,951  $  618,181

  Weighted average common shares
    outstanding                                  2,979,311   2,984,019

  Basic income per common share                 $     0.22  $     0.21

Dilutive income per common share:
  Net income                                    $  640,951  $  615,181

  Weighted average common shares
    outstanding                                  2,979,311   2,984,019
  Dilutive effect of stock options                 160,721     211,556
                                                ----------  ----------
  Total shares                                   3,140,032   3,195,575

  Dilutive income per common share              $     0.20  $     0.19
